Exhibit 10.2
CREDIT SUPPORT AGREEMENT

THIS CREDIT SUPPORT AGREEMENT (this “Agreement”) is dated as of May 29, 2026 and made by Barings LLC (“Barings”) in favor of Barings BDC, Inc. (“BBDC”).

WITNESSTH:

WHEREAS, Barings and BBDC are party to that certain third amended and restated investment advisory agreement, dated as June 24, 2023, pursuant to which Barings agreed to furnish investment advisory services to BBDC (the “Advisory Agreement”);

WHEREAS, on September 21, 2021, BBDC, Mercury Acquisition Sub, Inc., Sierra Income Corporation (“Sierra”) and Barings entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, BBDC agreed to acquire Sierra (the “Transaction”);

WHEREAS, pursuant to the Merger Agreement, Barings and BBDC agreed to enter into a credit support agreement (the “Prior CSA”) providing for the enhancement of shareholder credit in an aggregate amount of up to $100,000,000 ( the “Prior CSA Maximum Obligation”) on substantially the terms set forth in an exhibit to the Merger Agreement;

WHEREAS, Barings and BBDC entered into a termination and cancellation agreement, effective as of May 29, 2026 (the “Termination Agreement”), pursuant to which Barings agreed to make a cash payment to BBDC in an amount equal to $67,027,611 (the “Settled Obligation”) with respect to all investments covered by the Prior CSA that (i) have been realized (e.g., sold, matured, written-off, etc.) for financial reporting purposes as of the date hereof, (ii) have a fair value of $500,000 or less as of the date hereof or (iii) are in an unrealized loss position as of the date hereof in exchange for the cancellation, termination and extinguishment of the Prior CSA and all rights of BBDC and obligations of Barings thereunder; and

WHEREAS, Barings and BBDC desire to enter into this Agreement following the termination of the Prior CSA and effective as of the date hereof (the “Effective Date”) to provide for the enhancement of shareholder credit on the remaining investments covered by the Prior CSA that are not covered by that certain Termination and Cancellation Agreement dated even date herewith in an amount equal to $10,994,928 (the “Remaining Obligation”) on substantially the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and the consideration paid to Barings by BBDC under the Advisory Agreement and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

Section 1. Credit Support Obligation. Pursuant to Section 2 of this Agreement, Barings unconditionally and irrevocably agrees to waive the Incentive Fee (as defined in and calculated pursuant to the Advisory Agreement) and/or the Base Management Fee (as defined in and calculated pursuant to the Advisory Agreement) in an amount equal to, and/or otherwise pay to BBDC an amount of cash equal to, the excess of (a) the aggregate fair value as of the date hereof of the investments set forth on Exhibit A (and any investments received by BBDC in connection with the restructuring, amendment, extension or other modification of such investments) (the “Reference Portfolio”) less (b) the aggregate amount of any sales or other proceeds received in connection with the disposition, maturity or write-off of the Reference Portfolio, in each case from the date hereof through the

Designated Settlement Date up to, but not in excess of, the Remaining Obligation (such amount, the “Covered Losses”). For purposes of this Agreement, “Designated Settlement Date” means the earlier of (x) April 1, 2032, and (y) the date on which the entire Reference Portfolio has been realized or written off. All realized and unrealized losses and realized and unrealized gains on the Reference Portfolio shall be calculated by BBDC in its sole discretion in accordance with BBDC’s accounting and valuation policies then in effect. For the avoidance of doubt, in no event shall Barings be obligated hereunder to provide credit support in excess of the Remaining Obligation.

Section 2. Settlement of Credit Support Obligation. If the Covered Losses are greater than $0.00, then, in satisfaction of Barings’ obligation set forth in Section 1, Barings hereby agrees to irrevocably waive the Incentive Fee and, in the event that Covered Losses exceed such Incentive Fee, the Base Management Fee during the four quarterly measurement periods immediately following the quarter in which the Designated Settlement Date occurs (such period, the “Waiver Period”) until an aggregate amount of the Incentive Fee (including any Incentive Fee calculated on an annual basis during the Waiver Period) and Base Management Fee has been waived equal to the Covered Losses. If the Covered Losses exceed the aggregate amount of Base Management Fee and Incentive Fee waived by Barings during the Waiver Period, then, on the date on which the last Incentive Fee or Base Management Fee payment would otherwise be due during the Waiver Period, Barings shall make a cash payment (the “Cash Reimbursement”) to BBDC equal to the positive difference between the Covered Losses and the aggregate amount of Incentive Fee and Base Management Fee previously waived by Barings during the Waiver Period.

Section 3. Tax Treatment. Barings and BBDC agree to treat (a) any portion of the Incentive Fee or the Base Management Fee waived by Barings pursuant to Section 2, (b) any Cash Reimbursement as a reimbursement of the Incentive Fee or Base Management Fee previously paid by BBDC to Barings in prior calendar years and (c) any other one-time cash payment to BBDC, not to exceed the Remaining Obligations, in respect of any Covered Losses, in each such case as giving rise to capital gain for U.S. federal income tax purposes, consistent with the treatment of gain attributable to the termination of a right or obligation with respect to property which is a capital asset in the hands of BBDC. Such amounts shall not be included in BBDC’s “investment company taxable income” (within the meaning of Section 852(b)(2) of the Code) or otherwise give rise to any distribution obligation of BBDC. For the avoidance of doubt, Barings agrees to claim a tax deduction with respect to credit support provided under this Agreement (if any) no earlier than the taxable year in which the credit support obligation is satisfied pursuant to the provisions of Section 2 above. Each party acknowledges and agrees that the other party makes no warranty as to the tax treatment of the transactions described in this Agreement.

Section 4. Amendments and Waivers. Except as specified otherwise herein, no amendment or waiver of any provision of this Agreement will be effective unless it is in writing and signed by both Barings and BBDC, and then the amendment, waiver, or consent will be effective only in the specific instance and for the specific purpose for which it is given. Except as specified otherwise herein, no failure on the part of Barings or BBDC to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 5. Binding Effect; Transfer. This Agreement will be binding on, and will inure to the benefit of, Barings, BBDC and their respective successors and permitted assigns. Neither BBDC nor Barings may assign, sell, transfer or otherwise dispose of its rights, interests, or obligations under this Agreement; provided that, this Agreement, and the rights of BBDC hereunder and the obligations of Barings hereunder, shall terminate automatically if Barings (or an affiliate of Barings) ceases to serve as the investment adviser to BBDC or any successor thereto (other than as a result of a voluntary termination of the Advisory Agreement (or any successor thereto) by Barings).
Section 6. Captions. The headings and captions in this Agreement are for convenience only, and will not affect the interpretation or construction of this Agreement.

Section 7. Governing Law and Jurisdiction. This Agreement will be governed by, and construed and enforced in accordance with, the law of the State of New York. With respect to any suit, action, or proceeding relating to any dispute arising out of or in connection with this Agreement (“Proceeding”), the parties irrevocably: (a) submits to the exclusive jurisdiction of the courts of the State of New York and the U.S. District Court located in the Borough of Manhattan in New York City; and (b) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum, and waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party. Each of Barings and BBDC waives any right that such party may have to a jury trial in any action related to this Agreement. Each of Barings and BBDC hereto irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (a) suit, (b) jurisdiction of any court, (c) relief by way of injunction or order for specific performance or recovery of property, (d) attachment of its assets (whether before or after judgment), and (e) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceeding in the courts of any jurisdiction, and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceeding.

Section 8. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

Section 9. Integration; Effectiveness; Counterparts. This Agreement, together with the Termination Agreement and the Prior CSA, sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes any and all previous understandings and agreements, oral or written, relating to the subject matter hereof. This Agreement will become effective when it has been fully executed and delivered by BBDC and Barings. Delivery of an executed signature page of this Agreement by facsimile or electronic mail will be effective as delivery of a manually executed signature page of this Agreement. This Agreement may be executed in counterparts, with each counterpart constituting an original instrument and all counterparts constituting one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by its authorized signatory as of the date first written above.

BARINGS LLC

By:	/s/ Eric Lloyd
	Name:	Eric Lloyd
	Title:	Managing Director

BARINGS BDC, INC.

By:	/s/ Elizabeth A. Murray
	Name:	Elizabeth A. Murray
	Title:	Chief Financial Officer and Chief Operating Officer

[Signature Page to Credit Support Agreement]

Exhibit A
        Reference Portfolio

[Intentionally Omitted]